ARTICLES OF INCORPORATION
OF
LEVEL ONE BANCORP, INC.
ARTICLE I
The name of the corporation is Level One Bancorp, Inc.
ARTICLE II
The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan, including, but not limited to acquiring, owning, managing, and controlling banks, bank affiliates, bank holding companies, financial holding companies, and voting securities thereof; or all, or substantially all, of the assets of any of the foregoing entities or other business entities which bank holding companies or financial holding companies may now or hereafter be permitted by law to own, manage or control.
ARTICLE III
The total number of shares of all classes of the capital stock which the Corporation has authority to issue is 20,050,000, which shall be divided into a class of 20,000,000 shares of common stock, no par value per share, and a class of 50,000 shares of preferred stock, no par value per share.
Common Stock
Each share of Common Stock shall have the same relative rights, preferences, and limitations.
Preferred Stock
Subject to the limitations and restrictions set forth in this Article III, the board of directors is authorized and empowered at any time, and from time to time, to designate and issue any authorized and unissued preferred stock (whether or not previously designated as shares of a particular series, and including preferred stock of any series issued and thereafter acquired by the Corporation) as shares of one or more series, hereby or hereafter to be designated. Each different series of preferred stock may vary as to dividend rate, redemption price, liquidation price, voting rights and conversion rights, if any, all of which shall be fixed as hereinafter provided. Each series of preferred stock issued hereunder shall be so designated as to distinguish the shares thereof from the shares of the other series and classes. All preferred stock of any one series shall be alike in every particular.
The rights, qualifications, limitations or restrictions or each series of preferred stock shall be as stated and expressed in the resolution or resolutions adopted by the board of directors which provides for the issuance of such series, which resolutions may include, but shall not be limited to, the following:
(i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;
(ii) The rate of the dividends thereon and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and if cumulative, the date or dates from which dividends shall accumulate;
(iii) The amount per share, if any, which the holders of preferred stock of such series shall be entitled to receive, in addition to any dividends accrued and unpaid thereon, (a) upon the redemption thereof, plus the premium payable upon redemption, if any; or (b) upon the voluntary liquidation, dissolution or winding up of the Corporation; or (c) upon the involuntary liquidation, dissolution or winding up of the Corporation;
(iv) The conversion or exchange rights, if any, of such series, including without limitation, the price of prices, rate or rates, provision for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which preferred stock constituting such series may be convertible into, or exchangeable for shares of any other class or classes or series;
(v) Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;
(vi) Whether the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(vii) The voting rights per share, if any, of each such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, upon any merger, share exchange or other transaction of the Corporation, or upon any other matter, including (without limitation) the elections of one or more additional directors of the Corporation in case of dividend arrearage or other specified events; and
(viii) Whether the issuance of any additional shares of such series, or of any shares of any other series shall be subject to restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of these articles of incorporation.
ARTICLE IV
1. The address of the registered office is: 32991 Hamilton Ct., Farmington Hills, MI 48334.
2. The mailing address of the registered office, if different than above: N/A
3. The name of the registered agent at the registered office is: Gregory A. Wernette.
ARTICLE V
The name(s) and address(es) of the incorporator(s) is(are) as follows:
Name        Residence or Business Address
Joseph B. Hemker, Howard & Howard Attorneys, P.C. 151 S. Rose St., Suite 800
               Kalamazoo, MI 49007
ARTICLE VI
A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for liability for any of the following:
a. The amount of a financial benefit, received by a director to which such director is not entitled;
b. Intentional infliction of harm on the Corporation or its shareholders;
c. A violation of Section 551 of the Michigan Business Corporation Act; and
d. An intentional criminal act.
If the Michigan Business Corporation Act is hereafter amended to further eliminate or limit the liability of a director, then a director of the Corporation (in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph) shall not be liable to the Corporation or its shareholders to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal or modification of this Section 1 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

CERTIFICATE OF DESIGNATION
OF
7.50% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
OF
LEVEL ONE BANCORP, INC.
Level One Bancorp, Inc., a Michigan corporation (the “Company”), does hereby certify, in accordance with Section 302 of the Michigan Business Corporation Act, that the following resolutions were duly adopted pursuant to the authority of the Board of Directors of the Company under the Articles of Incorporation of the Company, as amended:
RESOLVED, that the Board of Directors hereby designates a series of the Company’s preferred stock, no par value per share;
RESOLVED, that such series shall be comprised of 11,500 shares of the Company’s preferred stock, no par value per share; that the distinctive designation of such series shall be “7.50% Non-Cumulative Perpetual Preferred Stock, Series B” (the “Series B Preferred Stock”); and that the other relative rights and preferences of the Series B Preferred Stock shall be as follows:
1)DEFINITIONS. When used in this Certificate of Designation, the following terms shall have the definitions set forth below:
a)“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended from time to time.
b)“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors.
c)“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York or Farmington Hills, Michigan are generally required or authorized by law to be closed.
d)“Bylaws” means the Amended and Restated Bylaws of the Company, as amended from time to time.
e)“Certificate of Designation” means this Certificate of Designation relating to the Series B Preferred Stock, as it may be amended from time to time.
f)“Common Stock” means the common stock, no par value per share, of the Company.
g)“Company” means Level One Bancorp, Inc., a Michigan corporation.

h)“Dividend Payment Date” has the meaning set forth in Section 4(b) of this Certificate of Designation.
i)“Dividend Period” has the meaning set forth in Section 4(b) of this Certificate of Designation.
j)“Dividend Rate” has the meaning set forth in Section 4(b) of this Certificate of Designation.
k)“DTC” means The Depository Trust Company and its successors or assigns, acting as depositary.
l)“Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.
m)“Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.
n)“Holder” means, with respect to any shares of Series B Preferred Stock, the Person in whose name such shares of Series B Preferred Stock are registered.
o)“Junior Stock” has the meaning set forth in Section 3 of this Certificate of Designation.
p)“Liquidation Amount” has the meaning set forth in Section 6(a) of this Certificate of Designation.
q)“Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, any vice president, the secretary or any assistant secretary of the Company.
r)“Original Issue Date” means the first date on which any share of Series B Preferred Stock is issued and outstanding.
s)“Parity Stock” has the meaning set forth in Section 3 of this Certificate of Designation.
t)“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
u)“Preferred Stock” shall mean the authorized preferred stock, no par value per share, of the Company.
v)“Preferred Stock Directors” has the meaning set forth in Section 8(a) of this Certificate of Designation.

w)“Record Date” has the meaning set forth in Section 4(b) of this Certificate of Designation.
x)“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series B Preferred Stock, and its successors and assigns.
y)“Regulatory Capital Treatment Event” means a good-faith determination by the Company that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series B Preferred Stock; (ii) any proposed change in those laws, rules or regulations that is announced after the initial issuance of any share of the Series B Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series B Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full Liquidation Amounts of the shares of the Series B Preferred Stock then outstanding as “Additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy standards of Federal Reserve Regulation Q, 12 C.F.R. Part 217 (or, as and if applicable, the successor capital adequacy guidelines, rules or regulations of the Federal Reserve or the capital adequacy guidelines, rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Series B Preferred Stock is outstanding.
z)“Transfer Agent” means Continental Stock Transfer & Trust Company, acting as the transfer agent and the registrar for the Series B Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Company.
2)CHANGE IN NUMBER OF SHARES. The designated number of shares of Series B Preferred Stock may be increased or may be decreased (but not below the number of shares of Series B Preferred Stock then outstanding) from time to time by the Board of Directors. Shares of outstanding Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series, and the aggregate number of shares of Preferred Stock designated as Series B Preferred Stock shall be reduced automatically by a corresponding amount.
3)RANK. The Series B Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up of the Company, (1) senior to the Common Stock and to each class or series of the Company’s capital stock that the Company may issue on or after the Effective Date the terms of which do not expressly provide that it ranks on parity with or senior to the Series B Preferred Stock as to dividend and distribution rights and rights on liquidation, dissolution or winding-up of the Company (the “Junior Stock”); and (2) on parity with, or equally to, each class or series of the Company’s capital stock that the Company may issue on or after the Effective Date the terms of which expressly provide that such class or series ranks on parity with, or equally to, the Series B Preferred Stock as to dividend and distribution rights and rights on liquidation, dissolution or winding-up of the Company (collectively, the “Parity Stock”).
4)DIVIDENDS.
a)From and after the Effective Date, Holders shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(b) of this Certificate of Designation, and no more.
b)Subject to Section 4(a) of this Certificate of Designation, Holders shall be entitled to receive non-cumulative cash dividends at a rate equal to (i) 7.50% (the “Dividend Rate”) per annum on the Liquidation Amount for each share of the Series B Preferred Stock from the Original Issue Date for that share computed in accordance with Section 4(d) of this Certificate of Designation and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2020 (each such date, subject to adjustment as provided below, a “Dividend Payment Date”). Each dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on the 15th day of the month in which the relevant Dividend Payment Date occurs or such other date, not exceeding 30 days or less than 15 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series B Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period,” except that the initial Dividend Period for shares of Series B Preferred Stock issued on the Effective Date will commence on and include the Effective Date and will end on and exclude November 15, 2020.
c)If a day that would otherwise be a Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date but dividends on the Series B Preferred Stock for the applicable Dividend Period, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of the Series B Preferred Stock).

d)The amount of the dividend computed per share of Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series B Preferred Stock shall cease to accrue on the redemption date, if any, as described in Section 5 of this Certificate of Designation, unless the Company defaults in the payment of the redemption price for the shares of the Series B Preferred Stock called for redemption.

e)Dividends on the Series B Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Series B Preferred Stock for any Dividend Period or if the Board of Directors declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the applicable Dividend Period, and the Company will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any subsequent Dividend Period with respect to the Series B Preferred Stock or the Common Stock or any other class or series of the Company’s capital stock.

f)If full dividends on all outstanding shares of the Series B Preferred Stock for the most recently completed Dividend Period have not been declared and paid or set aside for payment, the Company shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Stock during the next succeeding Dividend Period, other than:

i)dividends payable solely in Junior Stock;
ii)redemptions, purchases or other acquisitions of Junior Stock in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;
iii)any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and
iv)conversions into or exchanges for other Junior Stock and cash solely in lieu of fractional shares of the Junior Stock.
If dividends for any Dividend Payment Date are not paid in full on the shares of the Series B Preferred Stock and there are issued and outstanding shares of Parity Stock for which such Dividend Payment Date is also a scheduled dividend payment date, then all dividends declared on shares of the Series B Preferred Stock and such Parity Stock on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends (or equivalent) per share on the shares of the Series B Preferred Stock and all such Parity Stock otherwise payable on such Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.
g)Payments of cash for dividends will be delivered to Holders or, if any interests in the Series B Preferred Stock are held through depositary shares, through the processes set by DTC.

h)Notwithstanding anything to the contrary contained herein, no dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid by the Company (i) if such dividend is restricted or prohibited by law, or (ii) if the Company has, with respect to payment of such dividend, not received any requisite regulatory approval.

5)REDEMPTION.
a)The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions and Holders of Series B Preferred Stock (and, for the avoidance of doubt, holders of any depositary shares representing proportional interests in the Series B Preferred Stock) will have no right to require the redemption or repurchase of Series B Preferred Stock. Subject to Section 5(b) of this Certificate of Designation, the Series B Preferred Stock is not redeemable prior to August 15, 2025. On any Dividend Payment Date on or after that date, the Series B Preferred Stock will be redeemable at the option of the Company, in whole or in part, for cash at a redemption price per share equal to the Liquidation Amount, plus any declared and unpaid dividends, without accumulation of undeclared dividends.
b)Notwithstanding the foregoing, at any time within 90 days following a Regulatory Capital Treatment Event, the Company, at its option, may redeem, all (but not less than all) of the shares of the Series B Preferred Stock at the time outstanding, at a redemption price per share equal to the Liquidation Amount, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Redemption or repurchase of the Series B Preferred Stock is subject to receipt of prior approval of the Federal Reserve (or another successor bank regulatory authority that may become the Company’s appropriate federal banking agency as defined in 12 U.S.C. § 1813, as amended) and any other applicable banking regulators and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve (or another successor bank regulatory authority that may become the Company’s appropriate federal banking agency) applicable to redemption of the Series B Preferred Stock.
c)If shares of Series B Preferred Stock are to be redeemed, the notice of redemption shall be given by first-class mail to the Holders of the shares of Series B Preferred Stock to be redeemed, mailed at least 30 days and no more than 60 days prior to the date fixed for redemption thereof (provided that, if any depositary shares representing proportional interests in the Series B Preferred Stock are held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares of Series B Preferred Stock held by a Holder are to be redeemed, the number of such shares of Series B Preferred Stock to be redeemed from such Holder; (iii) the redemption price; (iv) the place or places where the certificates representing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; and

(v) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series B Preferred Stock has been duly given and if the funds necessary for such redemption have been deposited in trust by the Company for the benefit of the Holders of any shares of Series B Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the Holders of such shares of Series B Preferred Stock will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Any notice of redemption, once given, shall be irrevocable.
d)In case of any redemption of only a portion of the shares of Series B Preferred Stock at the time outstanding, the shares of Series B Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Company may determine to be equitable and permitted by the rules of DTC and the Nasdaq Global Select Market (or the rules of any other stock exchange on which the Series B Preferred Stock or any related depositary shares are listed).

6)LIQUIDATION.
a)In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $2,500 per share of Series B Preferred Stock (the “Liquidation Amount”), plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, without accumulation of any undeclared dividends, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Stock. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Company.
b)In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Stock, Holders and the holders of such Parity Stock shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
c)For purposes of Section 6 of this Certificate of Designation, the Company’s merger with or into any other entity, the merger of any other entity with or into the Company, the conversion of the Company into another entity or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding-up.

7)MATURITY. The Series B Preferred Stock shall be perpetual.
8)VOTING RIGHTS. The holders of Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise specifically required by the Michigan Business Corporation Act.
a)Right to Elect Two Directors upon Nonpayment Events.
i)and when the dividends on the Series B Preferred Stock or on any other class or series of Parity Stock that has voting rights equivalent to those of the Series B Preferred Stock, have not been declared and paid in full for at least six Dividend Periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board of Directors will be automatically increased by two. In that case, Holders of Series B Preferred Stock and the holders of all other classes and series of Parity Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two additional directors, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference (including, in the case of the Series B Preferred Stock, the aggregate Liquidation Amounts) of the outstanding shares of such class or series, will be entitled to elect the two additional members of the Board of Directors (the “Preferred Stock Directors”) at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the Holders of Series B Preferred Stock and holders of any Parity Stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause the Company to violate the applicable corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors. In addition, the Board of Directors shall at no time have more than two Preferred Stock Directors.
ii)At any time after this voting power has vested as described above, the Company’s Secretary may, and upon the written request of holders of record (including, in the case of the Series B Preferred Stock, the Holders) of at least 20% of the outstanding shares of Series B Preferred Stock and such Parity Stock (addressed to the Corporate Secretary at the Company’s principal office) must, call a special meeting of the Holders of Series B Preferred Stock and holders of such Parity Stock for the election of the Preferred Stock Directors; provided, however, that if such request is received less than 90 calendar days prior to the date fixed for the next annual or special meeting of the shareholders of the Company, such election shall be held at such next annual or special meeting. Notice for a special meeting shall be given in a similar manner to that provided in the Bylaws for a special meeting of the shareholders, which the Company shall provide upon request, or as required by law. If the Company’s Corporate Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any Holder of shares of Series B Preferred Stock may (at the Company’s expense) call such meeting, upon notice as provided in the Articles of Incorporation and this Section 8 of this Certificate of Designation, and for that purpose will have access to the Company’s share transfer records. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Company’s shareholders unless such directorships have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the Board of Directors to serve until the next annual meeting of the shareholders and until his or her successor is duly elected and qualified upon the nomination by the remaining Preferred Stock Director or if none remains in office, by the vote of the Holders of record of the outstanding shares of Series B Preferred Stock and holders of all Parity Stock, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
iii)Whenever full dividends have been paid or declared and set aside for payment on the Series B Preferred Stock and any non-cumulative Parity Stock for at least 12 consecutive months and all dividends on any cumulative Parity Stock have been paid in full, then the right of the Holders of Series B Preferred Stock and the holders of any Parity Stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar nonpayment of dividends in respect of future Dividend Periods, but with the number of Dividend Periods in which dividends have not been declared and paid being deemed to have been reset to zero), the terms of office of all Preferred Stock Directors shall immediately terminate and the number of directors constituting the Board of Directors shall be automatically reduced accordingly.
b)Other Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by the Articles of Incorporation, the Bylaws or the Michigan Business Corporation Act, the affirmative vote or consent of the Holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and holders of any class or series of Parity Stock upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference (including, in the case of the Series B Preferred Stock, the aggregate Liquidation Amounts) of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

i)Certain Amendments to the Articles of Incorporation. Any amendment of the Articles of Incorporation to authorize, create or designate, or increase the authorized or designated amount of, any shares of any class or series of stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or distribution of assets on the Company’s liquidation, dissolution or winding-up, as well as any amendment of the Articles of Incorporation that would alter or change the voting powers, limitations, preferences or relative rights of the Series B Preferred Stock so as to affect them adversely; provided that the amendment of the Articles of Incorporation so as to authorize, create or designate, or to increase the authorized or designated amount of, any shares of any class or series, or any securities convertible into, or exercisable or exchangeable for, shares of any class or series, of stock of the Company ranking on parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and in the distribution of assets on the Company’s liquidation, dissolution or winding-up, shall not be deemed to adversely affect or change the voting powers, limitations, preferences or relative rights of the Series B Preferred Stock; or
ii)Certain Mergers. Any merger of the Company with or into any entity other than a corporation (or comparable foreign entity), or any merger of the Company with or into any corporation (or comparable foreign entity) unless either (a) the Series B Preferred Stock remains outstanding following the transaction, or (b) the Holders of the Series B Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation (or comparable foreign entity) or a corporation (or comparable foreign entity) controlling such corporation (or comparable foreign entity), having voting powers, preferences and special rights that are substantially identical to those of the Series B Preferred Stock.
c)Sections 8(a) and (b) of this Certificate of Designation shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust by the Company for the benefit of Holders of Series B Preferred Stock to effect the redemption.
d)Except as expressly provided in this Section 8 of this Certificate of Designation, each Holder of Series B Preferred Stock will have one vote per share on any matter on which Holders of Series B Preferred Stock are entitled to vote, including any action by written consent. The Holders of the Series B Preferred Stock shall have exclusive voting rights on any amendment to this Certificate of Designation that would alter only the contract rights, as expressly set forth in this Certificate of Designation, of the Series B Preferred Stock, to the fullest extent permitted by the Michigan Business Corporation Act.

9)TRANSFER AGENT, REGISTRAR AND PAYING AGENT. The duly appointed Transfer Agent and Registrar for the Series B Preferred Stock shall initially be Continental Stock Transfer & Trust Company, and the paying agent for the Series B Preferred Stock shall initially be Continental Stock Transfer & Trust Company. The Company may, in its sole discretion, remove the Transfer Agent, Registrar, and paying agent; provided that the Company shall appoint a successor Transfer Agent, Registrar and paying agent who shall accept such appointment prior to the effectiveness of such removal.
10)TITLE. The Company, Transfer Agent, Registrar and any paying agent shall be entitled to treat the Holder of any shares of Series B Preferred Stock as the absolute owner of those shares for the purpose of making payment and for all other purposes
11)NOTICES. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to the principal executive office of the Company or to the Transfer Agent at its principal office in the United States of America, or other agent of the Company designated as permitted by this Certificate of Designation, or (ii) if to any Holder or any holder of shares of any other class or series of the Company’s capital stock, as the case may be, to such Holder or holder at the address of such Holder or holder as listed in the share transfer records of the Company (which may include the records of any Transfer Agent for the Series B Preferred Stock or such other class or series of capital stock, as the case may be), or (iii) to such other address as the Company or any such Holder or holder, as the case may be, shall have designated by notice similarly given.
12)NO PREEMPTIVE RIGHTS. No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
13)NO OTHER RIGHTS. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.
14)CERTIFICATES. The Company may at its option issue shares of Series B Preferred Stock without certificates. To the extent any certificates are issued with respect to shares of Series B Preferred Stock, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Registrar. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Registrar of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Registrar or the Company.
* * * * *

The resolutions set forth above have been duly adopted by all necessary action on the part of the Company.
[Signature Page Follows]

In Witness Whereof, the Company has caused this Certificate of Designation to be duly executed in its name and on its behalf on this 11th day of August, 2020.
Level One Bancorp, Inc.
By: /s/ Patrick J. Fehring
Name: Patrick J. Fehring
Title: President and Chief Executive Officer
17